Household Home Equity Loan Trust 2001-2

Original Principal Class A	670,730,000.00
Number of Class A Bonds (000's)	670,730.00
Original Principal Class M	83,840,000.00	Sum of 1/20/2001 - 12/20/2001
Number of Class M Bond (000's)	83,840.00	Distribution Dates

Distribution Date		Total 2001 (1)

CLASS A
Principal Distribution		48,146,723.32
Class A Interest Distribution		1,963,544.64

Total Distribution Amount - Class A		50,110,267.96

CLASS M
Principal Distribution		6,018,250.67
Class M Interest Distribution		302,180.20

Total Distribution Amount - Class M		6,320,430.87